EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Helen of Troy Limited

We have issued our reports dated May 1, 2017, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Helen of Troy Limited and Subsidiaries on Form 10-K for the year ended February 28, 2017.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Helen of Troy Limited and Subsidiaries on Forms S-8 (File No. 333-154525; File No. 333-154526; File No. 333-153658;  File No. 333-67349; File No. 333-90776; File No. 333-128832; and File No. 333-178217); and Form S-3 (File No. 333-208470).

/s/ GRANT THORNTON LLP

Dallas, Texas

May 1, 2017